Exhibit 99

PRESS RELEASE	CB Richard Ellis, Inc. 200 Park Avenue New York, NY 10166 T 212.984.8000 F 212.984.8040 www.cbre.com

FOR IMMEDIATE RELEASE . June 10, 2004

For further information: Investors Shelley Young Director, Investor Relations T 212.984.8359	Media Steve Iaco Senior Managing Director T 212.984.6535

CB Richard Ellis Group, Inc. Prices

Initial Public Offering of Class A Common Stock

Los Angeles, CA, June 10, 2004 – CB Richard Ellis Group, Inc. announced today the pricing of its initial public offering of Class A common stock at $19.00 per share. Of the 24,000,000 shares sold in the offering, 7,726,764 shares are being offered by the Company and 16,273,236 shares are being offered by selling stockholders. The Company’s Class A common stock is expected to begin trading today on the New York Stock Exchange under the ticker symbol “CBG.” The selling stockholders have granted the underwriters the right to purchase up to an additional 3,600,000 shares to cover over-allotments at the initial public offering price.

The Company expects to receive net proceeds, before its out-of-pocket expenses, of approximately $138 million as a result of the offering. The Company will not receive any of the proceeds from the shares sold by the selling stockholders.

The offering was made though an underwriting syndicate led by Credit Suisse First Boston LLC and Citigroup Global Markets Inc., acting as joint book-running managers. J.P. Morgan Securities Inc., Lehman Brothers Inc., Bear, Stearns & Co. Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any such state or jurisdiction. The offering of these securities is made only by means of a prospectus, copies of which may be obtained by contacting the prospectus department of Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010-3629 or the prospectus department of Citigroup Global Markets, Brooklyn Army Terminal, 140 58th Street, Brooklyn, NY 11220.

About CB Richard Ellis Group, Inc.

CB Richard Ellis Group, Inc. is the world’s largest commercial real estate services firm in terms of 2003 revenue, with 220 offices in 48 countries worldwide. Please visit our Web site at www.cbre.com.

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